EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. ·  400 N. Sam Houston Parkway E., Suite 400  ·  Houston, TX  77060-3500  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release		13-003

Date: February 20, 2013	Contact:	Terrence Jamerson
Director, Finance & Investor Relations

Helix Reports Fourth Quarter and Full Year 2012 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (NYSE: HLX) reported a net loss of $171.6 million, or $(1.64) per diluted share, for the fourth quarter of 2012 compared with net income of $16.8 million, or $0.16 per diluted share, for the same period in 2011, and net income of $14.9 million, or $0.14 per diluted share, in the third quarter of 2012. Net loss for the year ended December 31, 2012 was $46.3 million, or $(0.44) per diluted share, compared with net income of $129.9 million, or $1.23 per diluted share, for the year ended December 31, 2011.

Fourth quarter 2012 results were impacted by the following items:

·	An impairment charge of $157.8 million related to the pending sale of the Caesar and related mobile pipelay equipment.

·	An impairment charge of $138.6 million related to the February 2013 sale of our oil and gas business (included in discontinued operations).

·
Net realized loss of $3.3 million ($10.5 million loss in continuing operations and $7.2 million gain in discontinued operations) due to the discontinuance of hedge accounting on our commodity contracts as a result of the sale of our oil and gas business.

The above three items resulted in an after-tax impact of $(1.87) per diluted share – $(1.05) per diluted share continuing operations and $(0.82) per diluted share discontinued operations.

Fourth quarter 2012 highlights included:

·	In October, entered into an agreement to sell the Caesar, Express, and related equipment for $238 million. Express closing is expected in May and Caesar closing is expected in July.

·
In December, we entered into an agreement to sell our wholly-owned U.S. oil and gas subsidiary, Energy Resource Technology GOM, Inc. (ERT). The sale closed on February 6, 2013 for $620 million in cash plus future overriding royalties.

Owen Kratz, President and Chief Executive Officer of Helix, stated, “The divestiture of our oil and gas business and the pending sale of our pipelay vessels represent watershed events in the development of Helix. We are better positioned to advance our strategy of growing our Well Intervention and Robotics businesses.”

* * * * *

Summary of Results

(in thousands, except per share amounts and percentages, unaudited)

	Quarter Ended			Year Ended
	12/31/2012	12/31/2011	9/30/2012	12/31/2012	12/31/2011
Revenues	$201,696	$200,113	$217,110	$846,109	$702,000

Gross Profit (Loss)
Operating	$49,026	$32,837	$62,513	$227,050	$156,247
	24%	16%	29%	27%	22%
Contracting Services Impairments (1)	(157,951)	(6,564)	(4,594)	(177,135)	(6,564)
Total	$(108,925)	$26,273	$57,919	$49,915	$149,683

Net Income (Loss) Applicable to Common Shareholders
Income (Loss) from continuing operations (2)	$(99,679)	$17,487	$10,362	$(70,018)	$34,718
Income (Loss) from discontinued operations (3)	(71,888)	(734)	4,503	23,684	95,221
Total	$(171,567)	$16,753	$14,865	$(46,334)	$129,939

Diluted Earnings (Loss) Per Share
Income (Loss) from continuing operations	$(0.95)	$0.17	$0.10	$(0.67)	$0.33
Income (Loss) from discontinued operations	$(0.69)	$(0.01)	$0.04	$0.23	$0.90
Total	$(1.64)	$0.16	$0.14	$(0.44)	$1.23

Adjusted EBITDA from continuing operations	$47,699	$34,467	$62,895	$233,612	$178,953
Adjusted EBITDAX from discontinued operations	65,528	131,134	64,539	367,216	489,709
Adjusted EBITDAX (4)	$113,227	$165,601	$127,434	$600,828	$668,662

Note: Footnotes appear at end of press release.

Segment Information, Operational and Financial Highlights
(in thousands, unaudited)

	Three Months Ended
	12/31/2012	12/31/2011	9/30/2012
Continuing Operations:
Revenues:
Contracting Services	$224,201	$205,378	$221,491
Production Facilities	20,082	19,359	20,024
Intercompany Eliminations	(42,587)	(24,624)	(24,405)
Total	$201,696	$200,113	$217,110

Income (Loss) from Operations:
Contracting Services	$39,433	$32,383	$50,539
Production Facilities	9,971	9,545	10,180
Loss on sale of asset (1)	(543)	-	(12,933)
Contracting Services Impairments (2)	(157,951)	(6,564)	(4,594)
Corporate/Other	(31,551)	(35,948)	(23,015)
Intercompany Eliminations	(4,995)	550	39
Total	$(145,636)	$(34)	$20,216
Equity in Earnings of Equity Investments	$887	$5,772	$1,392

Discontinued Operations (Oil and Gas):
Revenues	$110,089	$196,072	$119,124
Income (Loss) from Operations (3)	$(103,611)	$6,820	$15,159

Note: Footnotes appear at end of press release.

Contracting Services

o
Well Intervention revenues increased in the fourth quarter of 2012 compared to the third quarter of 2012 due to higher overall vessel utilization of the fleet. The Well Enhancer returned to service early October after a 52 day regulatory dry dock. Vessel utilization in the North Sea was 91% in the fourth quarter of 2012 compared to 72% in the third quarter of 2012. Vessel utilization in the Gulf of Mexico (Q4000) was 100% in both the third and fourth quarters of 2012. On a combined basis, vessel utilization increased to 94% in the fourth quarter of 2012 compared to 81% in the third quarter of 2012.

o
Robotics revenues decreased in the fourth quarter of 2012 compared to the third quarter of 2012 as a result of a decrease in utilization across all assets in the fourth quarter. Chartered vessel utilization in the fourth quarter of 2012 was 87% compared to 98% in the third quarter of 2012. The utilization decrease was primarily due to the mobilization of vessels from the Gulf of Mexico to the North Sea.

o
Subsea Construction revenues decreased in the fourth quarter of 2012 compared to the third quarter of 2012 due to low utilization of the Express as a result of customer permitting issues in the Gulf of Mexico resulting in delays that pushed the scheduled work into the first quarter of 2013. The Caesar worked the entire fourth quarter of 2012 offshore Mexico on an accommodations project. On a combined basis, Subsea Construction vessel utilization decreased to 78% in the fourth quarter of 2012 from 93% in the third quarter of 2012.

Oil and Gas (Discontinued Operations)

o	Oil and Gas revenues decreased in the fourth quarter of 2012 compared to the third quarter of 2012 primarily due to decreased oil production.

o	Production in the fourth quarter of 2012 totaled 1.4 million barrels of oil equivalent (MMboe) compared to 1.5 MMboe in the third quarter of 2012.

o
The average price realized for oil, including the effects of settled oil hedge contracts, totaled $99.32 per barrel in the fourth quarter of 2012 compared to $98.57 per barrel in the third quarter of 2012. For natural gas and natural gas liquids, including the effect of settled natural gas hedge contracts, we realized $3.38 per thousand cubic feet of gas equivalent (Mcfe) in the fourth quarter of 2012 compared to $5.69 per Mcfe in the third quarter of 2012. The differential in our realized gas prices between the third and fourth quarters of 2012 was due to the fact that we discontinued hedge accounting on our commodity contracts in December as a result of the sale of ERT.

o	On February 6, 2013 we sold ERT, our former oil and gas subsidiary, for $620 million purchase price plus future overriding royalties.

Other Expenses

o
Selling, general and administrative expenses were 12.7% of revenue in the fourth quarter of 2012, 11.4% in the third quarter of 2012 and 13.1% in the fourth quarter of 2011. Spending levels primarily remained flat, while revenues decreased in the fourth quarter of 2012 compared to the third quarter of 2012.

o
Net interest expense and other increased to $11.9 million in the fourth quarter of 2012 from $9.2 million in the third quarter of 2012. Net interest expense decreased slightly to $10.8 million in the fourth quarter of 2012 compared to $11.3 million in the third quarter of 2012 due to an increase in capitalized interest over the same period. We realized foreign currency losses of $1.1 million in the fourth quarter of 2012 compared to gains of $2.1 million in the third quarter of 2012.

Financial Condition and Liquidity

o
Consolidated net debt at December 31, 2012 decreased to $582 million from $589 million as of September 30, 2012. Our total liquidity at December 31, 2012 was approximately $0.9 billion, consisting of cash on hand of $437 million and revolver availability of $488 million. Net debt to book capitalization as of December 31, 2012 was 29%. (Net debt to book capitalization is a non-GAAP measure. See reconciliation attached hereto.) Following the sale of ERT, on February 7, 2013 we repaid $318.4 million of debt under our Credit Agreement ($293.9 million of our term loans and $24.5 million of our revolver).

o
We incurred capital expenditures (including capitalized interest) totaling $157 million in both the third and fourth quarter of 2012, compared to $46 million in the fourth quarter of 2011. For the years ended December 31, 2012 and 2011, capital expenditures incurred totaled $497 million and $229 million, respectively.

Footnotes to “Summary of Results”:

(1)
Fourth quarter 2012 asset impairment charge of $157.8 million related to the pending sale of the Caesar and related mobile pipelay equipment. Third quarter 2012 asset impairment charge of $4.4 million associated with certain held-for-sale well intervention assets in Australia. Second quarter 2012 asset impairment charge related to decision to “cold stack” the Subsea Construction vessel, Intrepid, which was subsequently sold in the third quarter of 2012. Fourth quarter 2011 $6.6 million impairment charge related to our well intervention equipment in Australia.

(2)	Fourth quarter 2012 included impact of $157.8 million asset impairment charge related to the pending sale of the Caesar and related mobile pipelay equipment.

(3)
Fourth quarter 2012 included $138.6 million asset impairment charge related to the February 2013 sale of our oil and gas business. Fourth quarter 2011 included impairments primarily associated with the reduction in carrying values of certain oil and gas properties due to year end revisions in reserves.

(4)	Non-GAAP measure. See reconciliation attached hereto.

Footnotes to “Segment Information, Operational and Financial Highlights”:

(1)	Subsea construction vessel, Intrepid, sold in September resulting in pre-tax loss on disposal of $12.9 million.

(2)
Fourth quarter 2012 asset impairment charge of $157.8 million related to the pending sale of the Caesar and related mobile pipelay equipment. Third quarter 2012 asset impairment charge of $4.4 million associated with certain held-for-sale well intervention assets in Australia. Fourth quarter 2011 $6.6 million impairment charge related to our well intervention equipment in Australia.

(3)
Fourth quarter 2012 included $138.6 million asset impairment charge related to February 2013 the sale of our oil and gas business. Fourth quarter 2011 included impairments primarily associated with the reduction in carrying values of certain oil and gas properties due to year end revisions in reserves.

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly conference call to review its fourth quarter 2012 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com). The call, scheduled for 9:00 a.m. Central Standard Time on Thursday, February 21, 2013, will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to listen to the conference via telephone may join the call by dialing 800-757-8529 for persons in the United States and +1-212-231-2921 for international participants. The passcode is "Tripodo". A replay of the conference will be available under "Investor Relations" by selecting the "Audio Archives" link from the same page beginning approximately two hours after the completion of the conference call.

Helix Energy Solutions Group, headquartered in Houston, Texas, is an international offshore energy company that provides key life of field services to the energy market. For more information about Helix, please visit our website at www.HelixESG.com.

Reconciliation of Non-GAAP Financial Measures

Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily Adjusted EBITDAX, net debt and net debt to book capitalization. We calculate Adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization and exploration expense. Net debt is calculated as the sum of financial debt less cash and equivalents on hand. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt, convertible preferred stock and shareholders’ equity. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company, and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of financial items; the timing of the closing of our pipelay vessel sales; future operations expenditures; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors including but not limited to the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; delays, costs and difficulties related to the pipelay vessel sales; operating hazards and delays; employee management issues; uncertainties inherent in the exploration for and development of oil and gas; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the Company's most recently filed Annual Report on Form 10-K and in the Company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(in thousands, except per share data)	2012	2011	2012	2011
	(unaudited)		(unaudited)

Revenues	$201,696	$200,113	$846,109	$702,000

Cost of sales:
Contracting services	152,670	167,276	619,059	545,753
Contracting services impairments	157,951	6,564	177,135	6,564
	310,621	173,840	796,194	552,317

Gross profit (loss)	(108,925)	26,273	49,915	149,683
Loss on sale of assets, net	(543)	-	(13,476)	(6)
Non-hedge loss on commodity derivative contracts	(10,507)	-	(10,507)	-
Selling, general and administrative expenses	(25,661)	(26,307)	(94,415)	(86,637)
Income (loss) from operations	(145,636)	(34)	(68,483)	63,040
Equity in earnings of investments	887	5,772	8,434	22,215
Other than temporary loss on investment	-	(10,563)	-	(10,563)
Net interest expense and other	(11,876)	(11,385)	(65,912)	(73,642)
Income (loss) before income taxes	(156,625)	(16,210)	(125,961)	1,050
Income tax provision (benefit)	(57,753)	(34,451)	(59,158)	(36,806)
Income (loss) from continuing operations	(98,872)	18,241	(66,803)	37,856
Discontinued operations, net of tax	(71,888)	(734)	23,684	95,221
Net income (loss), including noncontrolling interests	(170,760)	17,507	(43,119)	133,077
Net income applicable to noncontrolling interests	(800)	(744)	(3,178)	(3,098)
Net income (loss) applicable to Helix	(171,560)	16,763	(46,297)	129,979
Preferred stock dividends	(7)	(10)	(37)	(40)
Net income (loss) applicable to Helix common shareholders	$(171,567)	$16,753	$(46,334)	$129,939

Weighted Avg. Common Shares Outstanding:
Basic	104,412	104,267	104,449	104,528
Diluted	104,412	104,697	104,449	104,953

Basic earnings (loss) per share of common stock:
Continuing operations	$(0.95)	$0.17	$(0.67)	$0.33
Discontinued operations	(0.69)	(0.01)	0.23	0.90
Net income (loss) per share of common stock	$(1.64)	$0.16	$(0.44)	$1.23

Diluted earnings (loss) per share of common stock:
Continuing operations	$(0.95)	$0.17	$(0.67)	$0.33
Discontinued operations	(0.69)	(0.01)	0.23	0.90
Net income (loss) per share of common stock	$(1.64)	$0.16	$(0.44)	$1.23

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Dec. 31, 2012	Dec. 31, 2011	(in thousands)	Dec. 31, 2012	Dec. 31, 2011
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents (1)	$437,100	$546,463	Accounts payable	$92,398	$73,919
Accounts receivable	186,073	185,274	Accrued liabilities	161,514	146,112
Other current assets	96,934	93,584	Income tax payable	-	1,293
C-A of discontinued operations	84,000	118,921	Current mat of L-T debt (1)	16,607	7,877
			C-L of discontinued operations	182,527	166,975
Total Current Assets	804,107	944,242	Total Current Liabilities	453,046	396,176

			Long-term debt (1)	1,002,621	1,147,444
Property & Equipment	1,485,875	1,459,669	Deferred income taxes	359,237	417,610
Equity investments	167,599	175,656	Other long-term liabilities	5,025	9,367
Goodwill	62,935	62,215	N-C liabilities of discontinued operations	147,237	161,209
Other assets, net	49,837	35,166	Convertible preferred stock (1)	-	1,000
N-C assets of discontinued operations	816,227	905,399	Shareholders' equity (1)	1,419,414	1,449,541
Total Assets	$3,386,580	$3,582,347	Total Liabilities & Equity	$3,386,580	$3,582,347

(1)	Net debt to book capitalization - 29% at December 31, 2012. Calculated as total debt less cash and equivalents ($582,128)
divided by sum of total net debt, convertible preferred stock and shareholders' equity ($2,001,542).

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three and Twelve Months Ended December 31, 2012

Earnings Release:

Reconciliation From Net Income from Continuing Operations to Adjusted EBITDAX:

	4Q12	4Q11	3Q12	2012	2011
	(in thousands)

Net income (loss) from continuing operations	$(98,872)	$18,241	$11,172	$(66,803)	$37,856
Adjustments:
Income tax provision (benefit)	(57,753)	(34,451)	1,270	(59,158)	(36,806)
Net interest expense and other	11,876	11,385	9,166	65,912	73,642
Depreciation and amortization	25,016	23,148	24,797	97,201	91,188
Asset impairment charges	157,951	17,127	4,594	177,135	17,127
EBITDA	38,218	35,450	50,999	214,287	183,007
Adjustments:
Noncontrolling interest	(1,039)	(983)	(1,037)	(4,128)	(4,060)
Loss on commodity derivative contracts	9,977	-	-	9,977	-
Loss on sale of assets	543	-	12,933	13,476	6
Adjusted EBITDA from continuing operations	47,699	34,467	62,895	233,612	178,953

Adjusted EBITDAX from discontinued operations	65,528	131,134	64,539	367,216	489,709
Adjusted EBITDAX	$113,227	$165,601	$127,434	$600,828	$668,662

We calculate adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, and exploration expense. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company's operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three Months Ended December 31, 2012

Earnings Release:

Reconciliation of significant items:

4Q12
(in thousands, except earnings per share data)

Nonrecurring items in continuing operations:
Caesar and related mobile pipelay impairment	$157,765
Commodity derivative contract ineffectiveness	10,507
Tax benefit of the above	(58,895)
Nonrecurring items in continuing operations, net:	$109,377

Diluted shares	104,412
Net after income tax effect per share	$1.05

Nonrecurring items in discontinued operations:
Oil and gas impairment	$138,628
Commodity derivative contract ineffectiveness	(7,247)
Tax benefit of the above	(45,983)
Nonrecurring items in discontinued operations, net:	$85,398

Diluted shares	104,412
Net after income tax effect per share	$0.82